Exhibit 99

SWIFT ENERGY ANNOUNCES RECORD SECOND QUARTER:

   EARNINGS INCREASE 37% TO $38.2 MILLION, $1.27 PER SHARE
   -------------------------------------------------------

   NEWPORT OFFSET WELL TESTS OVER 8,000 BARRELS OF OIL PER DAY
   -----------------------------------------------------------



HOUSTON, August 3, 2006 - Swift Energy Company (NYSE: SFY) announced today record net income of $38.2 million for the second quarter of 2006, or $1.27 per diluted share, a 37% increase compared to $27.9 million in net income, or $0.96 per diluted share, earned in the second quarter of 2005. Adjusted cash flow from operations (cash flow before working capital changes, a non-GAAP measure - see page 6 for reconciliation to net cash provided by operating activities of $99.9 million) increased 44% to $100.2 million, or $3.34 per diluted share, compared to $69.4 million, or $2.39 per diluted share, for the second quarter of 2005.

Production increased 2% for the second quarter of 2006 to 16.3 billion cubic feet equivalent ("Bcfe") from the 15.9 Bcfe produced in the second quarter of 2005 and decreased 2% from the 16.6 Bcfe produced in the first quarter of 2006. Second quarter 2006 production included record domestic production of 13.1 Bcfe, a 10% increase, and 3.2 Bcfe produced in New Zealand, a 20% decrease, in both cases when compared to production in the same period in 2005.

Terry Swift, Chairman and CEO of Swift Energy, commented, "As a result of our domestic production increases, 65% of Swift Energy's second quarter production is liquid hydrocarbons, crude oil and natural gas liquids. With today's elevated crude oil prices and this production mix, we expect to deliver record results in the second half of 2006. Swift Energy should meet its guidance for production growth of 14% to 18% and make 2006 another year of excellent financial performance for the Company, adding value for our shareholders."

"The Newport prospect in Lake Washington continues to yield excellent results. The third well, the SL 17990 #10 well, initially tested over 8,000 barrels of oil per day from one sand interval on a short term production test on 50/64-inch choke. During final production testing, the SL 17990 #10 well flowed over 3,600 barrels of oil per day on a 24/64-inch choke. A fourth well, the SL 17990 #8 well, encountered approximately 100 feet of net pay, which was downdip of the second Newport well (SL 17990 #3)."


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
SWIFT/2


Six-Month Results for 2006

Through the first six months of 2006, Swift Energy had record production totaling 32.9 Bcfe, an increase of 5% from 31.4 Bcfe produced last year for the same period. Total revenues for the first six months of 2006 were $283.3 million, up 42% from $199.9 million during the same period last year. During the first half of 2006, net income increased 41% to $75.5 million ($2.52 per diluted share) from $53.6 million ($1.86 per diluted share) in the first half of 2005. Cash flow before changes in working capital (a non-GAAP measure, see reconciliation on page 6) increased 43% in the first half of 2006 to $191.8 million ($6.39 per diluted share) from $134.5 million ($4.66 per diluted share) in the same period in 2005. Net cash provided by operating activities for the first half of 2006 increased 42% to $183.8 million ($6.13 per diluted share) from $129.3 million ($4.48 per diluted share) in the 2005 period. Increased revenues, net income and cash flow in 2006 are primarily the result of higher commodity prices and our overall increased levels of production.

Revenues and Expenses

Total revenues for the second quarter of 2006 increased 41% to $147.2 million from the $104.3 million of revenues generated in the second quarter of 2005. This increase is attributable to higher commodity prices and increased levels of domestic crude oil production.

Lease operating expenses, before severance and ad valorem taxes, were $1.14 per thousand cubic feet equivalent ("Mcfe") in the second quarter of 2006, an increase of 57% compared to $0.73 per Mcfe for these expenses in the second quarter of 2005. The second quarter 2006 increase was predominately due to continuing hurricane repair expenses incurred due to damage from Hurricanes Katrina and Rita, plus continued increased costs across the board due to high demand for services and equipment in the industry. General and administrative expenses increased to $0.47 per Mcfe during the second quarter 2006 from $0.31 per Mcfe in the same period in 2005. This increase was primarily attributable to expensing of stock-based incentive compensation under SFAS No. 123(R), which first went into effect January 2006, and to the expansion in our workforce. Depreciation, depletion and amortization expense of $2.39 per Mcfe in the second quarter 2006 increased from $1.81 per Mcfe in the comparable period in 2005, primarily as a result of increased estimates for future development costs and additional capital expenditures during the last twelve months. Interest expense per unit decreased 10% to $0.36 per Mcfe in the second quarter 2006 compared to $0.40 per Mcfe for the same period in 2005. Also, severance and ad valorem taxes in the second quarter of 2006 were up appreciably to $0.98 per Mcfe from $0.67 per Mcfe in the comparable period in 2005 due to higher commodity prices and increased crude oil production in Louisiana.

Production & Pricing

Swift Energy's record second quarter 2006 production totaled 16.3 Bcfe, an increase of 2% from the 15.9 Bcfe produced in the same quarter of 2005 but a decrease of 2% when compared to production in the first quarter of 2006. Second quarter 2006 domestic production increased 10% to a record 13.1 Bcfe from the
12.0 Bcfe produced in the same quarter in 2005, primarily due to increased production from the South Louisiana region. Second quarter domestic production was also 3% higher than comparable production in the first quarter 2006 principally due to the return to production of Cote Blanche Island following hurricane repairs and increased production from the Lake Washington area. Second quarter 2006 New Zealand production of 3.2 Bcfe decreased 20% from production in the same quarter in 2005 and decreased 17% from levels in the previous quarter due to reduced (only two) crude oil liftings in the second quarter 2006, scheduled facility maintenance and natural production declines. Crude oil production and sales volumes in New Zealand are recognized at their sales point,


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SWIFT/3


as these volumes are loaded into tankers at the port. In the second quarter of 2006, Swift Energy realized an aggregate global average price of $8.91 per Mcfe, an increase of 35% from second quarter 2005 price levels, when the global price averaged $6.60 per Mcfe. Domestically, the Company realized an aggregate average price of $10.02 per Mcfe, an increase of 33% over the $7.53 received in the second quarter of 2005. In the second quarter of 2006, average domestic crude oil prices increased 38% to $69.40 per barrel from $50.21 per barrel realized in the same period in 2005. For the same periods, average domestic natural gas prices were essentially unchanged at $6.12 per thousand cubic feet ("Mcf"). Prices for natural gas liquids ("NGL") domestically averaged $40.85 per barrel in the second quarter, a 59% increase over second quarter 2005 NGL prices.

In New Zealand, Swift Energy realized an average price of $4.32 per Mcfe in the second quarter 2006, a 14% increase over the $3.79 average received in the second quarter 2005. The Company's New Zealand based McKee blend crude oil sold for an average $73.90 per barrel compared to $50.82 per barrel in the same period in 2005. Meanwhile, the Company had an average realized price of $2.83 per Mcf for its New Zealand natural gas in the second quarter of 2006, a 7% decrease from the $3.05 per Mcf received in the comparable 2005 period, and its NGL contracts yielded an average price of $18.14 per barrel for the second quarter 2006 compared to $19.30 per barrel in the second quarter of 2005 or a 6% decrease. The lower New Zealand natural gas and NGL prices are a function of being denominated in New Zealand dollars, which have been declining in 2006 against the U.S. dollar.

Operations Update

Swift Energy successfully completed 10 of 17 wells in the second quarter of 2006. Domestically, the Company completed 10 of 11 development wells, for a success rate of 91% for the quarter. In the Company's South Louisiana region, Swift Energy successfully completed all 7 development wells drilled in the Lake Washington area in Plaquemines Parish, Louisiana. The Company successfully completed 2 of 3 development wells targeting the Olmos sand in its AWP area and was unsuccessful on 4 shallow exploration wells targeting the Government Wells sand in the same AWP Olmos area in McMullen County, Texas. Additionally, Swift Energy successfully drilled and completed a development well in the Brookeland Field in Newton County, Texas. The Company's Endeavor Prospect in Alaska, a joint venture with Aurora Gas LLP, was drilled in the second quarter and was plugged and abandoned.

In New Zealand, two exploration wells, the Goss and Trapper prospects, began testing in the second quarter of 2006. Both exploration prospects have intermediate depth objectives currently being tested; however, the deeper objectives in both wells were deemed non-commercial. The Company was unsuccessful with one development well that targeted the Kauri Sand in the second quarter of 2006.

The third well at the Newport prospect (SL 17990 #10 well) was drilled in the second quarter targeting the same objectives as the SL 17990 #3 well (announced in January 2006) and was drilled deeper to test for additional objectives. This well tested at rates up to 9,205 barrels of oil equivalent per day ("boe/d") from a single sand during a short term production test. This included 8,275 barrels of oil per day and 5.5 million cubic feet of natural gas per day ("MMcf/d") with no water on a 50/64-inch choke and flowing tubing pressure of 1,850 psi. During final production testing for deliverability, the SL 17990 #10 well flowed 3,648 barrels of oil per day and 2.4 MMcf/d with a flowing tubing pressure of 2,111 psi on a 24/64-inch choke. The well was drilled to a total vertical depth of 16,488 feet and encountered approximately 217 feet of net pay in three sands. The Company's evaluation of the deeper objectives was inconclusive and will be more fully evaluated with 3-D prestack depth migration to better image the deeper horizons. The Company also drilled the SL 17990 #8 well on the Newport prospect downdip of the #3 well and encountered 108 feet of

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SWIFT/4


net pay. The SL 17990 #8 well is currently being completed, and both wells are expected to begin production in the third quarter of 2006. The Company plans to drill two to three more Newport wells during the second half of 2006.

Swift Energy has an additional well waiting to be completed in the Lake Washington area. The Company had four barge rigs operating in the second quarter of 2006 in its southern Louisiana region, one of which has just been released for approximately 45 days and will then return to Swift Energy. At this time, one of the barge rigs is drilling in Cote Blanche Island and the remaining two are operating in the Lake Washington area. The Company recently signed a contract for a fifth barge rig that is scheduled to begin drilling late in 2006 in this region. In the third quarter of 2006, the Company also has a rig operating in the AWP Olmos area and expects to add an additional rig in the South Bearhead Creek area in Beauregard Parish, Louisiana. The Company has two rigs operating in New Zealand drilling the Waihapa prospect targeting the Tikorangi limestone and the Kowhai exploration well targeting several deep horizons.

Swift Energy increased its 2006 capital spending budget range to a new range of $375 - $400 million from the previous range of $325 - $375 million, net of dispositions, to add several discretionary projects to its budget and to keep pace with continued cost pressures in the current high commodity price environment.

Price Risk Management

Swift Energy also announced that since its last price risk management update on May 3, 2006, it has continued to enter into price risk management transactions and reports the following current positions. The Company has floors that cover 900,000 barrels, or 45% to 50% of its expected third quarter crude production in the third quarter at an average NYMEX strike price of $65.00 per barrel. The Company has also purchased floors that cover 900,000 barrels of crude production, or 40% to 45% of expected fourth quarter volumes, at an average NYMEX strike price of $63.77 per barrel. Future crude oil sales will include transportation charges or crude oil quality differentials that could result in price reductions ranging from $2.75 to $3.75 per barrel. Details of Swift Energy's complete price risk management activities can be found on the Company's website (www.swiftenergy.com).

Earnings Conference Call

Swift Energy will conduct a live conference call today, August 3, at 9:00 a.m. CDT to discuss second quarter 2006 financial results. To participate in this conference call, dial 973-339-3086 five to ten minutes before the scheduled start time and indicate your intention to participate in the Swift Energy conference call. A digital replay of the call will be available later on August 3 through August 10, by dialing 973-341-3080 and using pin #7508692. Additionally, the conference call will be available over the Internet by accessing the Company's website at www.swiftenergy.com and by clicking on the event hyperlink. This webcast will be available online and archived at the Company's website.

This press release includes  "forward-looking  statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements. These statements are based upon assumptions that are subject to change and to risks, especially the uncertainty of finding, replacing, developing or acquiring reserves; adequate availability of skilled personnel, services and supplies; hurricanes or tropical storms affecting operations; and volatility in oil or gas prices. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company's business are set forth in the filings of the Company with the Securities and Exchange Commission. Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time. Actual financial and operating performance may be higher or lower. Future performance is dependent upon oil and gas prices, exploratory and development drilling results, hurricanes or tropical storms, engineering and geologic information and changes in market conditions.


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
SWIFT/5



                              SWIFT ENERGY COMPANY
                          SUMMARY FINANCIAL INFORMATION
                                   (Unaudited)
         (In Thousands Except Production, Per Share, and Price Amounts)

                                                      Three Months Ended                       Six Months Ended
                                                            June 30,                                June 30,
                                                     2006          2005                         2006          2005
                                                     ----          ----      Percent            ----          ----     Percent
                                                                             Change                                    Change
                                                                             -------                                   -------
Revenues:
Oil & Gas Sales                                     $ 144,994     $ 104,922      38%          $ 279,947     $ 200,444      40%
Other                                                   2,183         (622)       NM              3,399         (523)       NM
                                                    ---------     ---------                    --------      --------
Total Revenue                                       $ 147,177     $ 104,300      41%          $ 283,346     $ 199,921      42%

Net Income                                          $  38,168     $  27,882      37%          $  75,483     $  53,571      41%
Basic EPS                                           $    1.31     $    0.98      33%          $    2.59     $    1.90      37%

Diluted EPS                                         $    1.27     $    0.96      32%          $    2.52     $    1.86      36%

Net Cash Provided By
  Operating Activities                              $  99,855     $  64,632      54%          $ 183,756     $ 129,284      42%

Net Cash Provided By
  Operating Activities, Per Diluted Share           $    3.33     $    2.23      49%          $    6.13     $    4.48      37%

Cash Flow Before Working Capital
   Changes(1) (non-GAAP measure)                    $ 100,188     $  69,387      44%          $ 191,783    $  134,523      43%
Cash Flow Before Working
   Capital Changes, Per Diluted Share               $    3.34     $    2.39      39%          $    6.39    $     4.66      37%

Weighted Average
  Shares Outstanding  (Diluted)                        30,028        29,009       4%             29,997        28,850       4%

EBITDA(1) (non-GAAP measure)                        $ 105,069     $  77,030      36%          $ 204,403    $  147,525      39%

Production (Bcfe):                                       16.3          15.9       2%               32.9          31.4       5%
  Domestic                                               13.1          12.0      10%               25.9          22.9      13%
  New Zealand                                             3.2           4.0     (20%)               7.0           8.5     (18%)

Realized Price ($/Mcfe):                                $8.91         $6.60      35%              $8.52         $6.38      34%
  Domestic                                             $10.02         $7.53      33%              $9.64         $7.27      33%
  New Zealand                                           $4.32         $3.79      14%              $4.37         $3.97      10%


(1) See reconciliation on page 6. Management believes that the non-GAAP measures EBITDA and cash flow before working capital changes are useful information to investors because they are widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions.

                    Note: Items may not total due to rounding

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
SWIFT/6


                              SWIFT ENERGY COMPANY
                 Reconciliation of GAAP (a) to non-GAAP Measures
                                   (Unaudited)
                                 (In Thousands)

Below is a reconciliation  of EBITDA to Net Income and a reconciliation  of Cash
Flow  Before  Working   Capital  Changes  to  Net  Cash  Provided  by  Operating
Activities.

                                                                             Three Months Ended
                                                                        June 30, 2006        June 30, 2005
                                                                        -------------        -------------

NET INCOME TO EBITDA RECONCILIATIONS:

   Net Income                                                              $ 38,168             $ 27,882       37%
   Provision for Income taxes                                                22,021               13,896
   Interest Expense, Net                                                      5,799                6,287
   Depreciation, Depletion & Amortization(b)                                 39,080               28,965
                                                                            -------              -------
   EBITDA                                                                  $105,069             $ 77,030       36%
                                                                           ========              =======


                                                                              Six Months Ended
                                                                        June 30, 2006        June 30, 2005
                                                                        -------------        -------------

   Net Income                                                              $ 75,483             $ 53,571       41%
   Provision for Income taxes                                                42,482               27,966
   Interest Expense, Net                                                     11,660               12,631
   Depreciation, Depletion & Amortization & ARO (b)                          74,778               53,357
                                                                            -------              -------
EBITDA                                                                     $204,403             $147,525       39%
                                                                            =======              =======



                                                                             Three Months Ended
                                                                        June 30, 2006        June 30, 2005
                                                                        -------------        -------------
NET CASH FLOW RECONCILIATIONS:

Net Cash Provided by Operating Activities                                  $ 99,855             $ 64,632       54%
  Changes in Assets and Liabilities:
  Increase/(Decrease) in Accounts Receivable                                  (707)                4,721
   Increase in Accounts Payable and Accrued Liabilities                       (706)              (1,717)
   Increase in Income Taxes Payable                                            (81)                 (89)
   Decrease in Accrued Interest                                               1,827                1,840
                                                                            -------              -------
Cash Flow Before Working Capital Changes                                   $100,188             $ 69,387       44%
                                                                            =======              =======


                                                                              Six Months Ended
                                                                        June 30, 2006        June 30, 2005
                                                                        -------------        -------------
Net Cash Provided by Operating Activities                                  $183,755             $129,284       42%
  Changes in Assets and Liabilities:
   Increase in Accounts Receivable                                            9,092                4,739
   Increase in Accounts Payable and Accrued Liabilities                       (516)                (113)
   Increase in Income Taxes Payable                                           (549)                 (89)
   Decrease in Accrued Interest                                                   1                  703
                                                                            -------              -------
Cash Flow Before Working Capital Changes                                   $191,783             $134,523       43%
                                                                            =======              =======

(a) GAAP--Generally Accepted Accounting Principles
(b) Includes accretion of asset retirement obligation

                    Note: Items may not total due to rounding

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
SWIFT/7

                              SWIFT ENERGY COMPANY
                        SUMMARY BALANCE SHEET INFORMATION
                                   (Unaudited)
                                 (In Thousands)


                                                               As of                            As of
                                                            June 30, 2006                  December 31, 2005
                                                            -------------                  -----------------

        Assets:
Current Assets:
  Cash and Cash Equivalents                                       $ 72,074                           $ 53,005
  Other Current Assets                                              95,389                             62,050
                                                                    ------                             ------
    Total Current Assets                                           167,463                            115,055

Oil and Gas Properties                                           1,977,922                          1,819,420
Other Fixed Assets                                                  24,580                             15,313
Less-Accumulated DD&A                                            (830,555)                          (755,699)
                                                                 ---------                          ---------
                                                                 1,171,947                          1,079,034
Other Assets                                                         9,656                             10,324
                                                                 ---------                             ------
                                                                $1,349,066                         $1,204,413
                                                                ==========                         ==========

         Liabilities:
Current Liabilities                                             $  105,781                          $  98,421
Long-Term Debt                                                     350,000                            350,000
Deferred Income Taxes                                              178,889                            129,307
Asset Retirement Obligation                                         19,812                             19,095
Lease Incentive Obligation                                           1,848                                271
Stockholders' Equity                                               692,738                            607,318
                                                                ----------                         ----------
                                                               $ 1,349,066                        $ 1,204,413
                                                               ===========                        ===========

                    Note: Items may not total due to rounding

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
SWIFT/8

                              SWIFT ENERGY COMPANY
                      SUMMARY INCOME STATEMENT INFORMATION
                                   (Unaudited)
                      In Thousands Except Per Mcfe Amounts

                                                          Three Months Ended                     Six Months Ended

                                                     June 30, 2006          Per Mcfe       June 30, 2006          Per Mcfe
                                                  --------------------  ------------    -------------------  -------------
Revenues:
  Oil & Gas Sales                                   $          144,994   $      8.91      $          279,947    $     8.52
  Other Revenue                                                  2,183          0.13                   3,399          0.10
                                                                 -----          ----                   -----          ----
                                                               147,177          9.04                 283,346          8.62
                                                               -------          ----                 -------          ----

Costs and Expenses:
  General and administrative, net                                7,618          0.47                  15,305          0.47
  Depreciation, Depletion & Amortization                        38,877          2.39                  74,284          2.26
  Accretion of asset retirement obligation
       (ARO)                                                       203          0.01                     494          0.02
  Lease Operating Costs                                         18,523          1.14                  32,918          1.00
  Severance & Other Taxes                                       15,967          0.98                  30,721          0.93
  Interest Expense, Net                                          5,799          0.36                  11,660          0.35
                                                                 -----          ----                  ------          ----
    Total Costs & Expenses                                      86,988          5.34                 165,381          5.03
                                                                ------          ----                 -------          ----


Income before Income Taxes                                      60,190          3.70                 117,965          3.59
Provision for Income Taxes                                      22,021          1.35                  42,482          1.29
                                                                ------          ----                  ------          ----
Net Income                                          $           38,168   $      2.35      $           75,483    $     2.30
                                                                ======          ====                  ======          ====


Additional Information:
  Capital Expenditures                              $          105,893                    $          183,856
  Capitalized Geological & Geophysical              $            5,994                    $           11,369
  Capitalized Interest Expense                      $            2,200                    $            4,328
  Deferred Income Tax                               $           21,106                    $           41,098

                    Note: Items may not total due to rounding

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
SWIFT/9

                              SWIFT ENERGY COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                                   (Unaudited)
                                 (In Thousands)

                                                                                               Six Months Ended,
                                                                                          June 30, 2006            June 30, 2005
                                                                                          -------------            -------------
Cash Flows From Operating Activities:
    Net Income                                                                         $         75,483          $        53,571
    Adjustments to Reconcile Net Income to Net Cash
         Provided by Operating Activities -
    Depreciation, Depletion, and Amortization                                                    74,284                   52,983
    Accretion of Asset Retirement Obligation (ARO)                                                  494                      374
    Deferred Income Taxes                                                                        41,098                   27,565
    Stock-based Compensation                                                                      3,241                      408
    Other                                                                                       (2,817)                    (379)
    Change in Assets and Liabilities -
        Increase in Accounts Receivable,                                                        (9,092)                  (4,739)
        Increase in Accounts Payable and Accrued                                                    516                      113
         Liabilities
        Increase in Income Taxes Payable                                                            549                       89
        Decrease in Accrued Interest                                                                (1)                    (703)
                                                                                          -------------            -------------

Net Cash Provided by Operating Activities                                                       183,755                  129,284
                                                                                          -------------                  -------

Cash Flows From Investing Activities:
  Additions to Property and Equipment                                                         (183,856)                (101,767)
  Proceeds from the Sale of Property and Equipment                                               20,306                    2,340
  Net Cash Distributed as Operator of Oil & Gas Properties                                      (5,911)                  (3,841)
  Net Cash Received as
         Operator of Partnerships and Joint Ventures                                                226                      243
  Other                                                                                             572                       50
                                                                                          -------------            -------------

Net Cash Used in Investing Activities                                                         (168,663)                (102,975)
                                                                                          -------------            -------------

Cash Flows From Financing Activities:
  Net Payments of Bank Borrowings                                                                   ---                  (7,500)
  Net Proceeds from Issuance of Common Stock                                                      3,081                    3,999
  Excess Tax Benefits from stock-based Awards                                                       896                      ---
                                                                                          -------------            -------------

Net Cash (used in) Provided by Financing Activities                                               3,977                  (3,501)
                                                                                          -------------            -------------

Net Increase in Cash and Cash Equivalents                                                        19,069                   22,808

Cash and Cash Equivalents at the Beginning of the Period                                         53,005                    4,920
                                                                                          -------------            -------------

Cash and Cash Equivalents at the End of the Period                                     $         72,074          $        27,728
                                                                                        ===============           ==============

                    Note: Items may not total due to rounding


                                     -more-

SWIFT/10

                              SWIFT ENERGY COMPANY
                             OPERATIONAL INFORMATION
               QUARTERLY COMPARISON -- SEQUENTIAL & YEAR-OVER-YEAR
                                   (Unaudited)

                                                             Three Months Ended                    Three Months Ended
                                                                                          Percent                       Percent
                                                         June 30,         Mar. 31,        Change        June 30,         Change
                                                         --------         --------        -------       --------         ------
                                                          2006              2006                          2005
                                                          ----              ----                          ----
Total Company Production:
   Oil & Natural Gas Equivalent (Bcfe)                     16.28            16.59              (2%)       15.90                2%
    Natural Gas (Bcf)                                       5.63             6.01              (6%)        6.09              (8%)
    Crude Oil (MBbl)                                       1,636            1,611                2%       1,426               15%
    NGL (MBbl)                                              138              152               (9%)        209              (34%)

Domestic Production:
   Oil & Natural Gas Equivalent (Bcfe)                     13.10            12.76                3%       11.95               10%
   Natural Gas (Bcf)                                        3.36             3.30                2%        3.20                5%
   Crude Oil (MBbl)                                        1,554            1,487                5%       1,339               16%
   NGL (MBbl)                                                70               90              (22%)        118              (41%)

New Zealand Production:
       Oil & Natural Gas Equivalent (Bcfe)                  3.17             3.83             (17%)        3.95             (20%)
   Natural Gas (Bcf)                                        2.27             2.71             (16%)        2.89             (21%)
   Crude Oil (MBbl)                                          82              124              (34%)         87               (6%)
   NGL (MBbl)                                                68               62                 9%         90              (25%)


Total Company Average Prices:
   Combined Oil & Natural Gas ($/Mcfe)                   $    8.91        $    8.14              9%     $    6.60             35%
   Natural Gas ($/Mcf)                                   $    4.79        $    5.38           (11%)     $    4.67              3%
   Crude Oil ($/Bbl)                                     $   69.63        $   60.83             14%     $   50.24             39%
   NGL ($/Bbl)                                           $   29.72        $   30.34            (2%)     $   22.95             29%

Domestic Average Prices:
   Combined Oil & Natural Gas ($/Mcfe)                   $   10.02        $    9.25              8%     $    7.53             33%
   Natural Gas ($/Mcf)                                   $    6.12        $    7.42           (17%)     $    6.13            (0%)
   Crude Oil ($/Bbl)                                     $   69.40        $   60.56             15%     $   50.21             38%
   NGL ($/Bbl)                                           $   40.85        $   39.75              3%     $   25.74             59%

New Zealand Average Prices:
   Combined Oil & Natural Gas ($/Mcfe)                   $    4.32        $    4.41            (2%)     $    3.79             14%
   Natural Gas ($/Mcf)                                   $    2.83        $    2.91            (3%)     $    3.05            (7%)
   Crude Oil ($/Bbl)                                     $   73.90        $   64.13             15%     $   50.82             45%
   NGL ($/Bbl)                                           $   18.14        $   16.68              9%     $   19.30            (6%)


                                     -more-

SWIFT/11

                              SWIFT ENERGY COMPANY
                        THIRD QUARTER AND FULL YEAR 2006
                               GUIDANCE ESTIMATES

                                                           Actual                 Guidance                    Guidance
                                                         For Second              For Third                    For Full
                                                        Quarter 2006            Quarter 2006                 Year 2006
Production Volumes (Bcfe)                                   16.3                17.0 - 18.0                 68.0 - 70.5
    Domestic Volumes (Bcfe)                                 13.1                14.0 - 14.5                 54.5 - 57.0
    New Zealand Volumes (Bcfe)                              3.2                  3.0 - 3.5                  12.5 - 13.5
Production Mix:
  Domestic
    Natural Gas (Bcf)                                       3.4                  3.5 - 3.7                  13.5 - 14.3
    Crude Oil  (MBbl)                                      1,554               1,660 - 1,710               6,540 - 6,690
    Natural Gas Liquids (MBbl)                               70                   92 - 100                   375 - 430
  New Zealand
    Natural Gas (Bcf)                                       2.3                  1.9 - 2.3                    8.4 - 9.1
    Crude Oil (MBbl)                                         82                   140 - 150                   465 - 505
    Natural Gas Liquids (MBbl)                               68                    50 - 65                    220 - 245
Product Pricing (Note 1):
Domestic Pricing:
    Natural Gas (per Mcf)
       NYMEX differential (Note 2)                        ($0.66)            ($1.00) - ($1.50)           ($1.25) - ($2.00)
    Crude Oil (per Bbl)
       NYMEX differential (Note 3)                        ($1.06)             ($2.75) - ($3.75)          ($3.00) - ($4.00)
    NGL (per Bbl)
       Percent of NYMEX Crude                               58%                  45% - 55%                    50% - 60%
New Zealand Pricing:
    Natural Gas (per Mcf) (Note 4)                         $2.83               $2.75   -  $3.00            $2.75 - $3.00
    Crude Oil (per Bbl)
        NYMEX differential (Note 3 & 5)                    $3.44              ($2.50) - $0.00             ($2.50) - $0.00
    NGL (per Bbl)
        Contract Price (Note 6)                            $18.14              $17.00 - $18.00            $17.00 - $19.00
Oil & Gas Production Costs:
  Domestic
    Lease Operating Costs (per Mcfe)                       $1.18                $0.90  -  $1.00            $0.90 -  $0.95
    Severance & Ad Valorem Taxes
        (as % of Revenue dollars)                          11.5%                11.5% - 12.5%              10.5% - 12.0%
  New Zealand
    Lease Operating Costs (per Mcfe)                       $0.98                 $0.95  -  $1.00           $0.91 - $0.96
    Government Royalty
        (as % of Revenue dollars)                           6.3%                 8.0% - 9.0%                7.0%  - 9.0%


                                     -more-

SWIFT/12

                              SWIFT ENERGY COMPANY
                        THIRD QUARTER AND FULL YEAR 2006
                               GUIDANCE ESTIMATES
                (In Thousands Except Per Production Unit Amounts)

                                                           Actual                 Guidance                  Guidance
                                                         For Second               For Third                 For Full
                                                        Quarter 2006            Quarter 2006               Year 2006
Other Costs:
    G&A per Mcfe (Note 7)                                   $0.47              $0.47 -  $0.52           $0.46  -  $0.51
    Interest Expense per Mcfe                               $0.36              $0.33 -  $0.37           $0.34  -  $0.38
    DD&A per Mcfe                                           $2.39              $2.40 -  $2.45           $2.35  -  $2.40
Supplemental Information:
Capital Expenditures
    Operations                                            $ 105,893        $ 99,500 - $109,400        $369,000 - $398,000
    Acquisition/Dispositions, net                         $(19,690)        $        0   -  $        $(20,000- $25,000)
                                                                           0
Capitalized G&G (Note 8)                                   $ 5,994         $  5,500  -  $  6,000    $ 18,000 - $ 18,500
Capitalized Interest                                       $ 2,200         $  2,000  -  $  2,400    $   8,000 - $  8,500
Total Capital Expenditures                                $ 97,129         $105,500 - $115,400        $375,000 - $400,000

Basic Weighted Average Shares                              29,160              29,200 - 29,700          29,200 - 30,200
Diluted Computation:
    Weighted Average Shares                                30,028              30,100 -  30,700        30,100  -  31,000

Effective Tax Rate (Note 9)                                 36.6%               36.0% - 37.0%            36.0% - 37.0%
Deferred Tax Percentage                                      96%                  75% - 85%                80% - 90%

Note 1: Swift Energy now maintains all its current price risk management instruments (hedge positions) on its Hedge Activity page on the Swift Energy website (www.swiftenergy.com).
Note 2: Average  of  monthly  closing  Henry  Hub  NYMEX  futures  price for the respective contract months, included in the period, which best benchmarks the 30-day price received for domestic natural gas sales.
Note 3: Average of daily WTI NYMEX futures price during the calendar period reflected which best benchmarks the daily price received for the majority of domestic crude oil sales.
Note 4: Fixed contractual prices with major power generators in New Zealand, subject to currency exchange rate.
Note 5: New Zealand crude oil benchmarked to TAPIS, which is typically discounted within a $0.50 to $1.00 range of WTI NYMEX.
Note 6: Fixed contractual price with RockGas Limited in New Zealand, subject to currency exchange rate.
Note 7: SFAS 123R has been adopted in the first quarter 2006 and is included in G&A Guidance.
Note 8: Does not include capitalized acquisition costs, incorporated in acquisitions when occurred.
Note 9: Effective Tax rate guidance does not include any New Zealand currency exchange fluctuations.

This press release includes  "forward-looking  statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements. These statements are based upon assumptions that are subject to change and to risks, especially the uncertainty of finding, replacing, developing or acquiring reserves; adequate availability of skilled personnel, services and supplies, hurricanes or tropical storms affecting operations, and volatility in oil or gas prices. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company's business are set forth in the filings of the Company with the Securities and Exchange Commission. Estimates of future financial or operating performance provided by the Company are based on many factors, including existing market conditions and engineering and geologic information available at this time. Actual financial and operating performance may be higher or lower. Future performance is dependent upon oil and gas prices, exploratory and development drilling results, hurricanes and tropical storms, engineering and geologic information and changes in market conditions.


Company Contact
---------------
Scott A. Espenshade
Director of Corporate Development
   and Investor Relations
(281) 874-2700, (800) 777-2412

              16825 Northchase Drive, Suite 400, Houston, TX 77060
                              www.swiftenergy.com